Exhibit 1.1

PEPSICO, INC.

Floating Rate Notes due 2026
4.550% Senior Notes due 2026
4.450% Senior Notes due 2028
4.450% Senior Notes due 2033
4.650% Senior Notes due 2053

TERMS AGREEMENT

February 13, 2023

To:	PepsiCo, Inc. 700 Anderson Hill Road Purchase, New York 10577

Ladies and Gentlemen:

We understand that PepsiCo, Inc., a North Carolina corporation (the “Company”), proposes to issue and sell $350,000,000 of its Floating Rate Notes due 2026 (the “2026 Floating Rate Notes”), $500,000,000 of its 4.550% Senior Notes due 2026 (the “2026 Notes”), $650,000,000 of its 4.450% Senior Notes due 2028 (the “2028 Notes”), $1,000,000,000 of its 4.450% Senior Notes due 2033 (the “2033 Notes”) and $500,000,000 of its 4.650% Senior Notes due 2053 (the “2053 Notes,” and together with the 2026 Floating Rate Notes, 2026 Notes, 2028 Notes and 2033 Notes, the “Underwritten Securities”) subject to the terms and conditions stated herein and in the PepsiCo, Inc. Underwriting Agreement Standard Provisions dated as of November 18, 2019 incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 (File No. 333-266332) filed with the Securities and Exchange Commission on July 26, 2022 (the “Standard Provisions”). Each of the applicable provisions in the Standard Provisions (including defined terms) is incorporated herein by reference in its entirety, and shall be deemed to be a part of this Agreement to the same extent as if such provisions had been set forth in full herein. We, the underwriters named below (the “Underwriters”), offer to purchase, severally and not jointly, the amount of Underwritten Securities opposite our names set forth below at a purchase price equal to 99.775% of the principal amount thereof for the 2026 Floating Rate Notes, 99.717% of the principal amount thereof for the 2026 Notes, 99.516% of the principal amount thereof for the 2028 Notes, 99.414% of the principal amount thereof for the 2033 Notes and 99.061% of the principal amount thereof for the 2053 Notes.

	Principal Amount of
Underwriters	2026 Floating Rate Notes	2026 Notes	2028 Notes	2033 Notes	2053 Notes
BofA Securities, Inc.	$87,500,000	$125,000,000	$162,500,000	$250,000,000	$125,000,000
Citigroup Global Markets Inc.	$87,500,000	$125,000,000	$162,500,000	$250,000,000	$125,000,000
J.P. Morgan Securities LLC	$87,500,000	$125,000,000	$162,500,000	$250,000,000	$125,000,000
BNP Paribas Securities Corp.	$14,000,000	$20,000,000	$26,000,000	$40,000,000	$20,000,000
Deutsche Bank Securities Inc.	$14,000,000	$20,000,000	$26,000,000	$40,000,000	$20,000,000
HSBC Securities (USA) Inc.	$14,000,000	$20,000,000	$26,000,000	$40,000,000	$20,000,000
BBVA Securities Inc.	$8,750,000	$12,500,000	$16,250,000	$25,000,000	$12,500,000
TD Securities (USA) LLC	$8,750,000	$12,500,000	$16,250,000	$25,000,000	$12,500,000
Academy Securities, Inc.	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
ANZ Securities, Inc.	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
Cabrera Capital Markets LLC	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
CastleOak Securities, L.P.	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
ING Financial Markets LLC	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
PNC Capital Markets LLC	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
Siebert Williams Shank & Co., LLC	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
U.S. Bancorp Investments, Inc.	$3,500,000	$5,000,000	$6,500,000	$10,000,000	$5,000,000
Total	$350,000,000	$500,000,000	$650,000,000	$1,000,000,000	$500,000,000

The Underwriters agree to reimburse the Company for $1,832,500 of its expenses incurred in connection with the offering of the Underwritten Securities; such reimbursement to occur simultaneously with the purchase and sale of the Underwritten Securities at the Closing Time.

Section 9(f) of the Standard Provisions shall apply to this Agreement.

For purposes of Section 21 of the Standard Provisions, the identified provisions are: (i) the fifth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (ii) the third sentence of the seventh paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; (iii) the eighth paragraph of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus; and (iv) the tenth and eleventh paragraphs of text under the caption “Underwriting” in such preliminary prospectus, Time of Sale Prospectus and the Prospectus.

The undersigned are acting as the “Representative” under the Standard Provisions (the “Representatives”). The Representatives represent and warrant that they are duly authorized to execute and deliver this Terms Agreement on behalf of the several Underwriters named above.

The signature of any signatory to this Agreement may be manual or facsimile (including, for the avoidance of doubt, electronic).

The Underwritten Securities and the offering thereof shall have the following additional terms:

Issuer:	PepsiCo, Inc.
Trade Date:	February 13, 2023
Time of Sale:	6:30 P.M. New York time on the Trade Date
Settlement Date (T+2):	February 15, 2023
Closing Time:	9:00 AM New York time on the Settlement Date
Closing Location:	New York, New York
Time of Sale Prospectus:	Base prospectus dated July 26, 2022, preliminary prospectus supplement dated February 13, 2023 and free writing prospectus dated February 13, 2023
Title of Securities:	Floating Rate Notes due 2026	4.550% Senior Notes due 2026	4.450% Senior Notes due 2028	4.450% Senior Notes due 2033	4.650% Senior Notes due 2053
Aggregate Principal Amount Offered:	$350,000,000	$500,000,000	$650,000,000	$1,000,000,000	$500,000,000
Maturity Date:	February 13, 2026	February 13, 2026	May 15, 2028	February 15, 2033	February 15, 2053
Interest Payment Dates:	Quarterly in arrears on each February 13, May 13, August 13 and November 13, commencing May 13, 2023	Semi-annually on each February 13 and August 13, commencing August 13, 2023	Semi-annually on each May 15 and November 15, commencing November 15, 2023	Semi-annually on each February 15 and August 15, commencing August 15, 2023	Semi-annually on each February 15 and August 15, commencing August 15, 2023
Benchmark Treasury:	—	4.000% due February 15, 2026	3.500% due January 31, 2028	3.500% due February 15, 2033	4.000% due November 15, 2052
Benchmark Treasury Yield:	—	4.221%	3.925%	3.717%	3.779%
Spread to Treasury:	—	+35 basis points	+55 basis points	+75 basis points	+87.5 basis points
Re-offer Yield:	—	4.571%	4.475%	4.467%	4.654%
Coupon:	Compounded SOFR plus 0.400%. The interest rate on the Floating Rate Notes due 2026 will in no event be lower than zero	4.550%	4.450%	4.450%	4.650%

Floating Rate Interest Calculation:	The amount of interest accrued and payable on the Floating Rate Notes due 2026 for each interest period will be calculated by the calculation agent and will be equal to the product of (i) the outstanding principal amount of the Floating Rate Notes due 2026 multiplied by (ii) the product of (a) the interest rate for the relevant interest period multiplied by (b) the quotient of the actual number of calendar days in the relevant Observation Period divided by 360. See “Description of Notes—Floating Rate Notes—Compounded SOFR” in the prospectus supplement	—	—	—	—
Compounded SOFR:	A compounded average of the daily Secured Overnight Financing Rate (“SOFR”) determined by reference to the SOFR Index for each quarterly interest period in accordance with the specific formula described under “Description of Notes—Floating Rate Notes—Compounded SOFR” in the prospectus supplement	—	—	—	—
Price to Public:	100.000%	99.942%	99.866%	99.864%	99.936%
Optional Redemption:	—	Prior to January 13, 2026, make-whole call at Treasury Rate plus 10 basis points; par call at any time on or after January 13, 2026	Prior to April 15, 2028, make-whole call at Treasury Rate plus 10 basis points; par call at any time on or after April 15, 2028	Prior to November 15, 2032, make-whole call at Treasury Rate plus 15 basis points; par call at any time on or after November 15, 2032	Prior to August 15, 2052, make-whole call at Treasury Rate plus 15 basis points; par call at any time on or after August 15, 2052
Net Proceeds to PepsiCo (Before Expenses):	$349,212,500	$498,585,000	$646,854,000	$994,140,000	$495,305,000
Use of Proceeds:	PepsiCo intends to use the net proceeds from this offering for general corporate purposes, including the repayment of commercial paper.
Day Count Fraction:	Actual/360	30/360	30/360	30/360	30/360
CUSIP / ISIN:	713448 FP8 / US713448FP87	713448 FQ6 / US713448FQ60	713448 FR4 / US713448FR44	713448 FS2 / US713448FS27	713448 FT0 / US713448FT00

Minimum Denomination:	$2,000 and integral multiples of $1,000
Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. J.P. Morgan Securities LLC
Senior Co-Managers:	BNP Paribas Securities Corp. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. BBVA Securities Inc. TD Securities (USA) LLC
Co-Managers:

Academy Securities, Inc.

ANZ Securities, Inc.

Cabrera Capital Markets LLC

CastleOak Securities, L.P.

ING Financial Markets LLC

PNC Capital Markets LLC

Siebert Williams Shank & Co., LLC

U.S. Bancorp Investments, Inc.

Address for Notices to the Representatives:

BofA Securities, Inc.
114 West 47th Street
NY8-114-07-01
New York, NY 10036
Attention: High Grade Transaction Management/Legal

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Attention: General Counsel

J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179
Attention: Investment Grade Syndicate Desk

IN WITNESS WHEREOF, the parties hereto have executed this Terms Agreement as of the date first above written.

PEPSICO, INC.

By:	/s/ Hugh F. Johnston
	Name:	Hugh F. Johnston
	Title:	Executive Vice President and Chief Financial Officer

By:	/s/ Ada Cheng
	Name:	Ada Cheng
	Title:	Senior Vice President, Finance and Treasurer

CONFIRMED AND ACCEPTED, as of the date first above written:

BOFA SECURITIES, INC.
CITIGROUP GLOBAL MARKETS INC.
J.P. MORGAN SECURITIES LLC

as Representatives of the several Underwriters

By:	BOFA SECURITIES, INC.

	By:	/s/ Laurie Campbell
		Name:	Laurie Campbell
		Title:	Managing Director

By:	CITIGROUP GLOBAL MARKETS INC.

	By:	/s/ Brian D. Bednarski
		Name:	Brian D. Bednarski
		Title:	Managing Director

By:	J.P. MORGAN SECURITIES LLC

	By:	/s/ Robert Bottamedi
		Name:	Robert Bottamedi
		Title:	Executive Director

Schedule I

Time of Sale Prospectus:

1.	Preliminary Prospectus dated February 13, 2023 (including the Base Prospectus dated July 26, 2022)
2.	Any free writing prospectuses approved by the Representatives and filed by the Company under Rule 433(d) under the Securities Act
3.	Final Term Sheet dated February 13, 2023 to be filed by the Company pursuant to Rule 433 under the Securities Act setting forth certain terms of the Underwritten Securities